Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier

Maier & Company, Inc.

(310) 442-9852

FUEL SYSTEMS SOLUTIONS DELAYS SECOND QUARTER 2007 FORM 10-Q FILING

—Company Received Additional Notice from Nasdaq—

SANTA ANA, CA – August 20, 2007 – Fuel Systems Solutions, Inc. (Nasdaq Global:FSYS) today announced that it will delay filing its quarterly report on Form 10-Q for the quarter ended June 30, 2007 due to a company-initiated review of the company’s historical stock option grant practices. Fuel Systems had delayed filing its annual report on Form 10-K for fiscal 2006 and quarterly report on Form 10-Q for the first quarter of 2007 for the same reason.

On August 13, 2007, Fuel Systems received a written staff determination notice from the NASDAQ Stock Market stating that the company is not in compliance with NASDAQ’s Marketplace Rule 4310(c)(14) because it did not timely file its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2007. In response to a similar letter the company received in March 2007, Fuel Systems requested and was granted a hearing before the NASDAQ Listing Qualifications Panel, which took place on May 3, 2007. The NASDAQ Listing Qualifications Panel notified the company on June 8, 2007 that the panel determined to continue the listing of the company’s shares on the Nasdaq Stock Market subject to the satisfaction of certain conditions.

However, the company subsequently received notice that the Nasdaq Listing and Hearing Review Council, pursuant to its discretionary authority under Nasdaq Marketplace Rule 4807(b), has decided to review the June 8, 2007 decision of the Nasdaq Listing Qualifications Panel regarding Fuel Systems and also determined, at that time, to stay the June 8, 2007 decision to suspend the company’s securities from trading pending further action by the Nasdaq Listing and Hearing Review Council.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia,

Fuel Systems Solutions

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Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company’s expectations regarding an internal review of its historical stock option grants. Such statements are only predictions, and the company’s actual results may differ materially. Factors that may cause the company’s results to differ include, but are not limited to: risks that the company’s stock will continue to be listed on the NASDAQ Stock Market and risks that the company will be able to file its delayed periodic reports with the Securities and Exchange Commission in a timely manner.

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